March 3, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Strong 2014 and a Trusted Partner

On February 18, we announced our Operating Highlights for both the fourth quarter and full year of 2014. Your cooperative performed well throughout the quarter and the year, with net income of $77.0 million in the quarter and $314.9 million for the year. This annual income represented an increase of $10.3 million over our solid performance in 2013, and is reflective of the consistent performance our members expect from our cooperative. Our mission is to provide our membership with constant and reliable access to funding, and our continued success positions us to remain a trusted partner to our members. Our ability to pay a steady and reasonable dividend – as we did on February 19, when we announced a 4.60 percent dividend for the fourth quarter of 2014 – is part of this reliability. Our commitment to funding our Affordable Housing Program (“AHP”) is another part. Earlier this month, we announced AHP grants totaling $22.1 million for our 2014 application round. These grants will help 28 vital housing initiatives provide nearly 2,400 households with affordable homes. We are proud to be a trusted partner for our members, and that our members continue to rely on their Federal Home Loan Bank membership to invest in the communities we all serve. Our entire team looks forward to another strong year for our cooperative.

Des Moines and Seattle Members Approve Merger

Last July, the Federal Home Loan Banks of Des Moines and Seattle announced that they had entered into an exclusive arrangement on a potential merger. Last September, the boards of the two institutions approved a merger agreement. A merger between two Federal Home Loan Banks also requires the approval of both the regulator and the memberships. In December, the Federal Housing Finance Agency (“FHFA”) approved the merger application. On January 15, 2015, the merger agreement was put to a vote by the two memberships. And on Friday, February 27, the Federal Home Loan Banks of Des Moines and Seattle announced that their members had voted to ratify the merger agreement.

The Seattle and Des Moines Banks have said that they anticipate that the merger will become effective by mid-year 2015, once the two institutions have satisfied the conditions of the FHFA’s December 2014 merger application approval, and the FHFA has accepted the continuing Federal Home Loan Bank’s organization certificate. The combined Bank will have its headquarters in Des Moines and a western regional office in Seattle, and will serve nearly 1,500 members in 13 states.

The FHFA has stated its support for the merger, and FHFA Director Mel Watt stated in September of last year that the FHFA believes that “the merger will make a stronger Federal Home Loan Bank, which will make for a stronger Federal Home Loan Bank System.”

In Washington

Protecting Community Connection

Given the challenges the Federal Home Loan Bank of Seattle has faced since the onset of the financial crisis, it is clear that this extraordinary action will make for a stronger combined institution — and therefore a stronger Federal Home Loan Bank System.  And though the combined Bank will be based in Des Moines, the members of the Seattle Bank will continue to have an active and involved partner in the continuing Federal Home Loan Bank.  But the regional aspect of the Federal Home Loan Bank System is one of its strengths.  Each of the Federal Home Loan Banks is as committed to its region as the local lenders it serves.

That is why it is important that our System has clearly defined rules regarding an institution’s principal place of business, which in turn helps determine which Federal Home Loan Bank a lender can join as a member.  In its recent Federal Home Loan Bank membership proposal, the FHFA attempted to clarify these rules.  This is a step in the right direction but, unfortunately, the language the FHFA used in its proposal is lacking the clarity it sets out to provide.

In a piece titled “Watch Out for the Loophole in FHFA’s Home Loan Bank Plan” that appeared on the American Banker’s website on March 2, Joseph Ficalora, president and chief executive officer of New York Community Bancorp  and our Board’s former Vice Chairman, points out that “the language of the FHFA’s proposal could put [the System’s] geographic ties at risk.”  The language to which Mr. Ficalora refers is currently included in the proposal as follows:

“In the case of an insurance company that maintains no physical offices of its own and has no employees of its own, or whose senior officers are situated at multiple locations, a [Federal Home Loan] Bank shall designate the state of domicile as the principal place of business for the insurance company.”

As Mr. Ficalora explains, this is an issue because, if the language is adopted as currently written, it “would permit insurance companies – including ‘captive’ insurance companies that various institutions can use as vehicles to access the FHLB system – to apply for membership in any FHLB district.”  The FHFA did not set out to create a loophole that could jeopardize the System’s stability, but, as Mr. Ficalora notes in his piece, the current language risks doing just that.

Membership in a Federal Home Loan Bank benefits both the member and the Home Loan Bank, but the real beneficiaries of this relationship are the local communities to which both member and Home Loan Bank are committed.  There is strength in shared dedication to, and familiarity with, a region and its needs.  This is how the Federal Home Loan Bank System was intended to work: a regional network of cooperatives consisting of local lending institutions.  The FHFA is right to want to protect this strength by clearly defining the System’s rules for determining principal place of business, but, as Mr. Ficalora correctly states in his piece, the language the FHFA has proposed to do so must be enhanced.  One of the strengths of the Federal Home Loan Bank System is its ability to operate in every community across the nation.  However, it cannot operate in a gray area.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.